                                                                    EXHIBIT 2.21

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of July 15, 1996, by and among CENTURY CHICAGO BROADCASTING L.P., an Illinois limited partnership ("Seller"), CENTURY BROADCASTING CORPORATION, a Delaware corporation ("Century"), EVERGREEN MEDIA CORPORATION OF LOS ANGELES, a Delaware corporation ("Parent"), and EVERGREEN MEDIA CORPORATION OF CHICAGO, a Delaware corporation ("Buyer").

                                   RECITALS:

     WHEREAS, Seller is the licensee of FM Radio Broadcast Station WPNT-FM,
100.3 mHz, Chicago, Illinois; and

     WHEREAS, pursuant to an option agreement (the "Option") memorialized in a letter dated July 1, 1996, Parent paid Seller $5,000,000 as a non-refundable option payment (the "Option Payment") for an option to acquire the Station; and

     WHEREAS, Parent has exercised the Option and assigned the Option to Buyer and the parties are entering into this Agreement to memorialize the terms of the Acquisition; and

     WHEREAS, Buyer desires to acquire substantially all of the assets used or useful or intended to be used in the operation of such station and to obtain an assignment of the licenses and other authorizations issued by the Federal Communications Commission (the "Commission" or "FCC") for the operation of such station (collectively the "FCC Licenses"), and Seller desires to sell, transfer, and assign such assets and licenses to Buyer, upon the terms and conditions hereinafter set forth; and

     WHEREAS, the FCC Licenses may not be assigned to Buyer without the prior consent of the Commission; and

     WHEREAS, Seller and Buyer mutually agree that consummation of this transaction will serve the public interest, convenience, and necessity; and

     WHEREAS, Buyer is a wholly owned subsidiary of Parent; and

     WHEREAS, Century is the sole general partner of Seller; and

     WHEREAS, as a material inducement for Seller and Buyer to enter this Agreement, each of Parent and Century has agreed to become a party to this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and in reliance on the representations and warranties contained herein, the parties agree as follows:

     (S) 1. Definitions.  As used herein, the following terms have the following
            -----------
meanings:

     (S) 1.1. The Station means FM Broadcast Station WPNT, 100.3 mHz, Chicago,
              -----------
Illinois, and the licenses, franchises, business, properties, and assets (tangible and intangible, real, personal, and mixed) associated therewith.

     (S) 1.2. Assignment Application means the application which the parties
              ----------------------
will join in and file with the Commission requesting its written consent to the assignment of the FCC Licenses for the Station from Seller to Buyer.

     (S) 1.3. Closing Date means the third business day after a Final Order
              ------------
granting approval of the Assignment Application, or such other date as the parties may agree upon, but in no event before January 2, 1997 or later than July 15, 1997.

     (S) 1.4. Acquisition means the sale and conveyance of the Station by the
              -----------
Seller to the Buyer pursuant to the terms of this Agreement.

     (S) 1.5. Accounts Receivable Factor means a dollar amount determined as of
              --------------------------
the Closing Date which is the aggregate of all accounts receivable relating to the Station on such date initially invoiced within one hundred fifty (150) days of the Closing Date, which are net of all commissions relating thereto, multiplied by 96%. For purposes of ascertaining those accounts receivable which are within one hundred fifty (150) days of the Closing Date, all payments shall be applied to the oldest invoice(s) outstanding.

     (S) 1.6.  Final Order means an action by the FCC as to which:  (a) no
               -----------
request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and
(d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.


     (S) 2.  Purchase and Sale of Assets.
             ---------------------------

             (S) 2.1. Conveyance of Assets.  On the Closing Date, Seller will
                      --------------------
sell, transfer, assign, and convey to Buyer by instruments of conveyance in form reasonably satisfactory to Buyer the assets (tangible and intangible, real, personal, and mixed) used or useful or intended to be used in the operation of the Station, except the Excluded Assets, as defined in Section 2.2 hereinbelow (the "Assets") including, without limitation, the following:

                      (a) The FCC Licenses listed in Schedule 2.1(a);

                      (b) All of the physical assets, machinery, equipment, and tangible personal property listed in Schedule 2.1(b), together with any replacements thereof or additions thereto made between the date hereof and the Closing Date, less any items used, consumed, or expended in the ordinary course of business between the date hereof and the Closing Date which are replaced by items of similar value and utility, free and clear of all liens, claims, and encumbrances;

                      (c) All accounts receivable as of the Closing Date pertaining to the Station or its operation except for those excluded pursuant to
(S) 2.2(c);

                      (d) All pertinent files, records, documents, and logs specifically pertaining to the Station or its operations, but excluding Seller's corporate records;

                      (e) All leases of real and personal property relating to or pertaining to the operation of the Station except for the lease described in
Section 2.2(b), including those listed and described in Schedule 2.1(d);

                      (f) All of the contracts relating or pertaining to the Station, including but not limited to, those listed in Schedule 2.1(e), all contracts for the sale of time on the Station for cash, goods, or services which are outstanding on the Closing Date and which comply with the provisions of
Section 3.7(d) below, and new contracts entered into between the date hereof and the Closing Date which comply with the provisions of Section 5.6(f) below;

                      (g) All of Seller's right, title and interest in and to the call letters "WPNT-FM", all trademarks, trade names, service marks, copyrights, jingles, visual materials, logos, permits, computer programs and program rights or other materials owned by Seller and used or useful in the operation of the Station listed in Schedule 2.1(f) hereto;

                      (h) Any and all prepaid operating expenses, deposits, and warranty rights on the Closing Date which relate to the business of the Station;

                      (i) Any and all franchises, materials, supplies, inventories, spare parts, easements, rights of way, permits or consents relating to the business of the Station; and

                      (j) Any and all authorizations (in addition to the FCC Licenses listed in Schedule 2.1(a) hereto) from any governmental authority necessary for the operation of the Station, as described in Schedule 2.1(i) hereto.

             (S) 2.2. Excluded Assets.  Notwithstanding Section 2.1, Seller is
                      ---------------
not selling, transferring or conveying to Buyer any of the following assets, collectively referred to herein as the "Excluded Assets":

                      (a) Seller's cash and cash equivalents pertaining to the Station or its operations.

                      (b) The leasehold interest for Seller's corporate offices.

                      (c) All accounts receivable relating to the Station which are more than one hundred fifty (150) days old from the invoice date.

             (S) 2.3. Aggregate Purchase Price and Method of Payment.  The
                      ----------------------------------------------
purchase price for the assets acquired hereunder shall be Sixty-Eight Million Seven Hundred Fifty Thousand Dollars ($68,750,000.00) plus the Accounts Receivable Factor (collectively the "Aggregate Purchase Price"), payable by Buyer to Seller as follows:

                      (a) Within three (3) days of the execution of this Agreement, Buyer shall deposit the sum of Five Hundred Thousand Dollars $500,000.00) in certified funds or by confirmed Federal Reserve wire transfer (the "Deposit") with American National Bank and Trust Company of Chicago, a

National Banking corporation, as Escrow Agent, to be held in escrow and distributed as provided in the Escrow Agreement attached as Exhibit A hereto (the "Escrow Agreement"). Before the Closing Date, interest on the Deposit shall be for the benefit of Buyer and thereafter for the benefit of Seller.

                      (b) At Closing, the Deposit and all interest accrued thereon (the "Escrowed Funds") shall be delivered to Seller as specified in the Escrow Agreement and applied toward the Aggregate Purchase Price. The Aggregate Purchase Price, less the Escrowed Funds, shall be paid by Buyer to Seller at Closing by confirmed Federal Reserve wire transfer, as specified by Seller in writing.

                      (c) The Option Payment is non-refundable and does not apply towards, and is not a credit to, the Aggregate Purchase Price.

             (S) 2.4. Disposition of the Escrowed Funds in the Event of
                      -------------------------------------------------
Termination.  If this Agreement expires or is terminated, the Escrowed Funds
- -----------
shall be disposed of as follows:

                      (a) If this Agreement is terminated by Seller due to a material breach hereof by Buyer, the Escrowed Funds shall be paid to Seller to be applied towards its damages, if any; provided, however, that Seller shall not
                                        --------  -------
be entitled to the Escrowed Funds if it is also in material breach of this Agreement;

                      (b) If this Agreement is terminated by Buyer due to a material breach hereof by Seller, the Escrowed Funds shall be returned to Buyer; provided, however, that Buyer shall be entitled to the Escrowed Funds if it
- --------  -------
elects to pursue specific performance of this Agreement pursuant to Section 9 or Buyer is also in material breach of this Agreement;

                      (c) If this Agreement expires or is terminated due to the passage of time (as provided in Section 5.2 hereof), the Escrowed Funds shall be paid to Buyer, provided, however, that if the failure to close within the time
               --------  -------
contemplated by Section 5.2 is due to (i) the FCC finding Buyer unqualified to be the licensee of the Station, or (ii) a designation by the FCC of the Assignment Application for hearing on issues relating to Buyer's qualifications to be the licensee of the Station, or (iii) Buyer's failure to sell or otherwise dispose of a sufficient number of radio stations to be eligible as of the Closing Date (such Closing Date being determined without regard to any condition in the grant of the Assignment Application relating to Parent and its affiliates disposition of one or more of its existing radio broadcast stations) and in any event, not later than March 15, 1997, to consummate the Acquisition and hold the FCC Licenses consistent with applicable FCC Rules (including limitations on ownership of broadcast stations within a given market and limitations on the aggregate number, nationwide, of broadcast stations owned by a single entity), the Escrowed Funds shall be paid to Seller to be applied towards its damages;

                      (d) If this Agreement is terminated under any other circumstances, the Escrowed Funds shall be paid to Buyer.

             (S) 2.5. Accounts Receivable Factor. Seller will deliver a
                      --------------------------
certificate at the Closing as to the amount of the Accounts Receivable Factor which will be net of all agency commissions. Absent manifest error, such certificate shall be presumptively correct for determining the Aggregate Purchase Price on the Closing Date. Seller will pay all sales commission with respect to its accounts receivable. Any adjustments in the amount of the Accounts Receivable Factor shall be made post-closing pursuant to (S) 2.8. No adjustment shall be made at Closing or post-closing to reflect a reserve for uncollectible accounts receivable or a recovery for actual write-offs by the Buyer after the Closing. Seller shall retain and have the right to collect for its account all unpaid invoices relating to accounts receivable which as of the Closing Date are more than one hundred fifty (150) days old and Buyer shall promptly remit to Seller any amounts it collects relating to such accounts.

             (S) 2.6. Allocation of Aggregate Purchase Price.  The Aggregate
                      --------------------------------------
Purchase Price shall be allocated among the Assets by Buyer, which shall base its allocation upon the appraisal of a nationally-recognized broadcast appraiser applying customary appraisal methodology. Seller agrees to be bound by such appraisal and to execute and file appropriate forms with the Internal Revenue Service and other governmental authorities as may be requested by Buyer. Buyer's allocation shall be memorialized in a memorandum initialled by Buyer and Seller and delivered at the Closing.

             (S) 2.7. Assumption of Liabilities.  Buyer shall assume and shall
                      -------------------------
be obligated to pay only those liabilities and obligations of Seller with respect to the leases and contracts to be assigned to Buyer pursuant to Sections 2.1(d) and 2.1(e) arising or accruing on or after the Closing Date (the "Assumed Liabilities"). Seller agrees to indemnify and hold harmless Buyer and its successors and assigns from and against all liabilities other than the Assumed Liabilities in accordance with the terms and conditions of Section 5.11(a).

             (S) 2.8. Adjustments.  Operation of the Station and the income and
                      -----------
expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of Seller and thereafter for the account of Buyer. Such items as employee salaries and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the leases and contracts being assigned hereunder (including any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between Seller and Buyer as of the Closing Date in accordance with the foregoing principle. Contractual arrangements that do not reflect an equal rate of compensation to the Station over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement (including any adjustments to the Accounts Receivable Factor) and for severance payments paid by Buyer pursuant to (S) 5.19 being made ninety (90) days after the Closing Date.

             (S) 2.9. No Post-Closing Escrow.  No portion of the Aggregate
                      ----------------------
Purchase Price will be held in escrow after the Closing.

     (S) 3.  Representations and Warranties of Seller and of Century.
             -------------------------------------------------------
Seller and Century, jointly and severally, represent and warrant that:

             (S) 3.1. Organization of and Qualification of Seller and of
                      --------------------------------------------------
Century.
- -------

                      (a) Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of Illinois and is duly qualified to do business in Illinois.

                      (b) Century is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

                      (c) The character and location of the properties used in the operation of the Station and the nature of the business conducted by the Station do not require Seller to qualify to do business in any jurisdiction other than Illinois.

                      (d) Seller has the authority to own the properties used in the operation of the Station, to lease the properties held by it under lease and used in the operation of the Station, and to carry on the business of the Station as now being conducted.

             (S) 3.2. Due Authorization by Seller and by Century.  The execution
                      ------------------------------------------
and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized and approved by all necessary action of Seller and Century; each of Seller and Century has full authority to enter into and to perform this Agreement and the transactions contemplated hereby; and this Agreement constitutes a valid and binding Agreement of Seller and of Century enforceable in accordance with its terms.

             (S) 3.3. Accounts Receivable. The accounts receivable as of the
                      -------------------
Closing Date will have arisen in the ordinary course of Seller's business. Seller has made reasonable and regular efforts to collect the accounts receivable consistent with its own past practices.

             (S) 3.4. Commission Licenses and Compliance with Commission
                      --------------------------------------------------
Requirements.
- ------------

                      (a) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Station as it is now being operated are detailed in Schedules 2.1(a) and 2.1(i) and are in full force and effect for the terms specified therein, are unimpaired by any acts or omissions of Seller or Seller's employees or agents, and are free and clear of any restrictions which might limit the full operation of the Station. Except as set forth in Schedule 2.1(a), no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Station as now conducted. Except as set forth in Schedule 2.1(a), Seller is not aware of any reason (i) why the FCC licenses might not be renewed in the ordinary course or revoked, (ii) which would cause the FCC to delay the grant of the 1996 renewal application for the Station, or (iii) why the FCC would not consent to the Acquisition in the ordinary course of processing the application.

                      (b) The Station is in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC. The Station is operating in compliance with the rules, regulations and policies of the FCC in all material respects and with the terms and conditions of its FCC Licenses and all underlying construction permits.

                      (c) Except as set forth in Schedule 2.1(a), to the best of Seller's knowledge, Seller is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Station, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Schedule 2.1(i).

                      (d) Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Station all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

             (S) 3.5. Real and Personal Property Leases.
                      ---------------------------------

                      (a) Seller does not own fee simple title to any real property.

                      (b) With respect to the leases of real and personal property listed in Schedule 2.1(d), Seller has, or will have as of the Closing Date, good title to the leasehold interest in such real and personal property, free and clear of all liens, claims, and encumbrances. With respect to each such lease, except as set forth in Schedule 2.1(d), (i) the lease is in full force and effect; (ii) all accrued and payable rents have been paid; (iii) Seller has been in peaceable possession since the beginning of the original term of such lease and is not in default thereunder, and no waiver, indulgence, or postponement of Seller's obligations have been granted by the lessor; (iv) no event of default, and no event that with the giving of notice, the lapse of time, or the happening of any further event would become a default, under any such lease has occurred; (v) Seller has not violated any term or condition under any such lease in any material respect; and (vi) each covenant to be performed by Seller under such lease has been fully performed in all material respects.

             (S) 3.6. Personal Property.  Seller is the owner of and has, or
                      -----------------
will have as of the Closing Date, good and marketable title to all of the physical assets, machinery, equipment, and tangible personal property listed in
Schedule 2.1(b) hereto free and clear of all liens, claims, and encumbrances. Except as set forth in Schedule 3.6, all physical assets are in good operating condition, reasonable wear and tear excepted.

             (S) 3.7. Contracts.
                      ---------

                      (a) The contracts listed in Schedules 2.1(d) and 2.1(e) or referenced in Sections 2.1(d) and 2.1(e) constitute all of the material contracts to which Seller is a party and which are required to conduct the business of the Station as it is presently being conducted (except contracts for the sale of time on the Station).

                      (b) Except as otherwise set forth in the Schedules, with respect to each contract listed in Schedules 2.1(d) and 2.1(e) to the best of Seller's knowledge: (i) a true and correct copy of such contract has heretofore been delivered to Buyer; (ii) such contract is in full force and effect; (iii) Seller is not in default under such contract and knows of no default by any other party thereto; (iv) Seller has not received a notice of termination with respect to such contract; and (v) no condition exists or event has occurred that, with the giving of notice, the lapse of time or the happening of any further event would become a default or permit early termination under any such contract.

                      (c) Except as set forth in Schedule 3.7(c) hereto, no consent or approval of any other party to any contract listed in Schedules 2.1(d) and 2.1(e) is required for the assignment of any material contract to Buyer or for the consummation of the transactions contemplated herein.

                      (d) With respect to contracts for the sale of time on the Station for cash, goods or services: such contract has been entered into in the ordinary course of business at Seller's usual and customary rates or practices.

             (S) 3.8. Employee Agreements and Benefits.
                      --------------------------------

                      (a) Seller is not a party to or bound by any pension, annuity, retirement, stock option, stock purchase, savings, profit sharing or deferred compensation plan or agreement, or any retainer, consultant, bonus, group insurance, welfare, health and disability plans, or other incentive or benefit contract, plan or arrangement applicable to the Station, and no employee or spouse of an employee is entitled to any benefits which would be payable pursuant to any of those plans except as provided for by the provisions of such plan. Except as set forth on
Schedule 3.8(a) hereto, no employee of Seller is party to an employment contract with or pertaining to the Station. No employee of Seller or the Station is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to those employees.

                      (b) Seller has, prior to the date hereof, delivered to Buyer a list showing the names of all persons employed by the Station, the compensation earned by each such employee, and all material employee fringe benefits and policies in effect with respect to such employees.

             (S) 3.9. Insurance.  Seller has in full force and effect adequate
                      ---------
insurance on the assets listed in Schedule 2.1(b) hereto and on the assets held by it under the leases listed in Schedule 2.1(d) hereto, and Seller will continue to maintain such insurance in full force and effect up to and including the Closing Date.

             (S) 3.10. Litigation.  Except as set forth in Schedule 3.10 hereto,
                       ----------
neither Seller nor Century is a party to, and, to the knowledge of Seller and Century, neither is threatened with, any legal action or other proceeding before any court, tribunal or administrative agency which pertains to the Station or the Assets to be transferred hereunder.

             (S) 3.11. Restrictive Documents.  Except as set forth in Schedule
                       ---------------------
3.11 hereto, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the termination or breach of or constitute a default under the terms of any indenture, mortgage, deed of trust, covenant, agreement or other instrument to which Seller or Century is a party or to which any of their respective properties are subject.

             (S) 3.12. Patents, Trademarks, Etc. Except for the FCC Licenses and the authorizations listed in Schedule 2.1(i) hereto, Schedule 2.1(f) hereto contains a true and complete listing of all trademarks, trade names, service marks, franchises, copyrights, and applications therefor, owned or licensed by or registered in the name of Seller and used or held for use in the business and operations of the Station, all of which are transferable to Buyer by the sole act and deed of Seller. Except as set forth on Schedule 3.12 hereto, Seller owns, or is licensed to use and is able to convey to Buyer free and clear of all liens, claims and encumbrances, all trademarks, trade names, service marks, franchises, copyrights, jingles, and other intangible property rights listed in Schedule 2.1(f).

             (S) 3.13. Compliance with Applicable Laws.  Seller has all material
                       -------------------------------
required permits, certificates, licenses, approvals, and other authorizations required to carry on the business of the Station and to own, lease, use, and operate the properties associated with the Station at the places and in the manner in which the business of the Station is now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation by Seller of any laws, ordinances, regulations, rules, or orders.

             (S) 3.14. Payment of Taxes.  Except for taxes contested in good
                       ----------------
faith and which are identified in Schedule 3.14, Seller has fully paid all federal, state, and local taxes that have been assessed against Seller with respect to the Station and its operation, including, without limitation, all payroll, sales, license, franchise, property, and income taxes.

             (S) 3.15. Environmental Matters.
                       ---------------------

                      (a) There are no actions, suits, claims or proceedings based on environmental conditions (including the exposure of persons to hazardous materials within Seller's work place) pending or, to the best of Seller's knowledge, threatened against Seller;

                      (b) No equipment conveyed hereunder, or used by Seller at Seller's studios, offices or at the Site, uses or contains hazardous materials or polychlorinated biphenyls, or, if so, such hazardous materials or polychlorinated biphenyls will be removed or contained to Buyer's satisfaction as of the Closing Date;

             (S) 3.16. Financial Statements. Seller represents and warrants that
                       --------------------
its statement of income and expenses and balance sheet for the most recent three
(3) years were prepared in the ordinary course of business consistent with past practices and reflect the operation of the Station in all material respects for such periods, subject to such adjustments as may be typically required in the preparation of audited financial statements. No financial statements relating to the Station, Seller or Century were delivered to Buyer, Parent or Evergreen Media Corporation prior to the grant of the Option or the execution of this Agreement. Copies of the Station's statement of income and expenses for each of the most three recent annual periods will be delivered to Buyer within three (3) days of execution of this Agreement and are being submitted for informational purposes only, and are without any representation or warranty except as set forth in the first sentence of this paragraph.

             (S) 3.17. Disclosure.  The representations of Seller in this
                       ----------
Agreement or in any schedule, exhibit, or other document delivered pursuant hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

     (S) 4.  Representations and Warranties of Buyer and Parent.  Buyer
             --------------------------------------------------
and Parent hereby, jointly and severally, represent and warrant to Seller that:

             (S) 4.1. Organization of Buyer and Parent.  Each of Buyer and
                      --------------------------------
Parent is a corporation duly organized validly existing, and in good standing under the laws of Delaware, and Buyer is, or as of the Closing Date will be, qualified to do business in Illinois.

             (S) 4.2. Due Authorization by Buyer and Parent.  The execution and
                      -------------------------------------
delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer and of Parent; each of Buyer and Parent has full corporate power to enter into and perform this Agreement and the transactions contemplated hereby; and this Agreement constitutes a valid and binding agreement of Buyer and of Parent enforceable in accordance with its terms.

             (S) 4.3. Restrictive Documents.  The execution and delivery of this
                      ---------------------
Agreement and the consummation of the transactions contemplated hereby will not conflict or be inconsistent with or result in the termination of or result in any breach of or constitute a default under the terms of any indenture, mortgage, deed of trust, covenant, agreement, or other instrument to which Buyer or Parent is a party or to which any of their respective properties are subject.

             (S) 4.4. Buyer's FCC Qualifications.  On the Closing Date and in
                      --------------------------
any event not later than March 15, 1997, Buyer will be legally qualified to become the licensee of the Station. Buyer knows of no reason why the Commission would not grant its consent to the assignment of the FCC Licenses to Buyer.

             (S) 4.5. Litigation.  Except as set forth in Schedule 4.5 hereto,
                      ----------
neither Buyer nor Parent is a party to, and to the knowledge of Buyer and Parent, neither is threatened with, any legal action or other proceeding before any court, tribunal or administrative agency which might materially adversely affect Buyer's or Parent's ability to consummate the transaction contemplated hereby.

             (S) 4.6. Buyer's Financial Qualifications.  Buyer has and will have
                      --------------------------------
on the Closing Date the requisite financial resources (including binding commitments for any necessary financing, whether from a commercial lender or otherwise) to undertake and perform Buyer's obligations under this Agreement, including payment of the Aggregate Purchase Price to Seller.

     (S) 5.  Covenants and Further Representations and Agreements.
             ----------------------------------------------------

             (S) 5.1. Application for Commission Consent and Approval. Promptly after the date hereof, but in no event later than July 31, 1996 Seller and Buyer shall join in and file the Assignment Application with the Commission. The parties will cooperate and take all steps as may be necessary or proper to prosecute the Assignment Application diligently and expeditiously to a favorable conclusion.

             Parent covenants to take all steps necessary to permit the consummation of the Acquisition under applicable FCC Rules (including limitations on ownership of broadcast stations within a given market and limitations on the aggregate number, nationwide, of broadcast stations owned by a single entity). Parent further agrees that it will (including causing any direct or indirect subsidiary to) place under contract, file with the FCC by August 31, 1996 applications seeking its consent to the sale of, and subsequently sell, such radio station(s) as may be necessary to permit timely consummation of the Acquisition under FCC Rules. FCC application fees shall be borne equally by the Company and Parent. Parent agrees that Buyer shall be qualified under FCC Rules to consummate the Acquisition and hold the FCC Licenses in any event as of March 15, 1997 and on the Closing Date.

             (S) 5.2. Time for Closing.  If the Closing hereunder has not
                      ----------------
occurred by July 15, 1997 (the "Final Closing Date"), either Seller or Buyer may thereafter terminate this Agreement upon ten (10) days' written notice to the other, provided that the party desiring to terminate this Agreement is not in default hereunder.

             (S) 5.3. Control of Station.  The transactions contemplated by this
                      ------------------
Agreement shall not be consummated until after the Commission has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, Buyer and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Station, and such operation shall be the sole responsibility of and in the complete discretion of Seller.

             (S) 5.4. Consultation.  Subject to the provisions of (S) 5.3,
                      ------------
between the date hereof and the Closing, Seller will consult with Buyer's management with a view to informing such management as to the operation, management, and business of the Station.

             (S) 5.5. Inspection of the Station.  Before the Closing, Buyer may
                      -------------------------
through its representatives make such investigation of the properties, books, and records of the Station, and of its financial and legal condition as Buyer deems necessary or advisable to familiarize itself with such properties and other matters. Seller agrees that such representatives shall have reasonable access during normal business hours to the premises, documents, books, records, and affairs of the Station and shall cause the employees of the Station to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Station as Buyer shall from time to time reasonably request. Access to such information is for informational purposes only. All information provided to Buyer is subject to the provisions of
Section 5.16.

             (S) 5.6. Operation of the Station Before the Closing.  Between the
                      -------------------------------------------
date hereof and the Closing Date:

                      (a) The business of the Station shall be conducted only in the ordinary course.

                      (b) The personal property of the Station shall be maintained in normal operating condition and repair consistent with post practices;

                      (c) Seller will not, without the prior written consent of Buyer, enter into any agreements with employees of the Station or effect any changes in the compensation, employee benefits, or personnel policies applicable to the employees of the Station, except in accordance with existing employment practices;

                      (d) Seller will not create or permit to exist any lien, claim, or encumbrance against any of the Assets except those which will be discharged and released at the Closing;

                      (e) Seller shall not sell, lease, or dispose of any of the Assets, except for immaterial dispositions in the ordinary course of business, or except in connection with the replacement of such assets with assets of similar value and utility, which replacements shall be paid for in full before the Closing Date;

                      (f) Seller will not without the prior written consent of Buyer amend, change, or modify any of the contracts listed in Schedules 2.1(d) and 2.1(e) in any material respect. Seller will not without prior written consent of Buyer enter into any new contracts respecting the Station or its properties, except (i) contracts for the sale of time on the Station for cash, goods or services which comply with the representations and warranties pertaining to such contracts set forth in (S) 3.7(d) above and which are cancelable on not more than thirty (30) days' notice, (ii) contracts entered into in the ordinary course of business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, and (iii) contracts entered into in the ordinary course of business each of which does not involve more than Ten Thousand Dollars ($10,000) or all of which do not involve more than Fifty Thousand Dollars ($50,000) in the aggregate. New contracts entered into in compliance with this (S) 5.6(f) shall be included in the contracts assigned to Buyer under (S) 2.1 above and shall constitute Assumed Liabilities pursuant to Section 2.7 hereof;

                      (g) The Station shall be operated in material compliance with the FCC Licenses, the Communications Act and the rules and regulations of the Commission. Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Station; and Seller will take all reasonable steps to protect the integrity of the Stations's signal and will timely file and prosecute the 1996 renewal application for the Licenses.

                      (h) Seller will follow its usual and customary policies with respect to extending credit for sales of time on the Station and with respect to collecting accounts receivable arising from such extension of credit.

                      (i) Seller shall use reasonable efforts to satisfy its air time obligations under its agreements for sale of time on the Station for goods or services ("Trade Contracts") such that the outstanding aggregate balance owing under all of such contracts as of the Closing Date be zero. On the Closing Date Seller shall deliver to Buyer a schedule, certified by an officer of Seller, reflecting the aggregate outstanding balances under all such agreements in existence as of the Closing Date. Buyer will discharge such air time obligations on the Trade Contracts after the Closing. In the event that the aggregate balance exceeds Fifty Thousand Dollars ($50,000) as of the Closing Date, Buyer shall receive a dollar for dollar adjustment in an amount equal to the amount of outstanding Trade Contracts in excess of Fifty Thousand Dollars ($50,000).

                      (j) Seller shall deliver to Buyer, for Buyer's informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Station within ten (10) days after each such statement is prepared by or for Seller.

             (S) 5.7. Expenses.  Seller and Buyer shall each pay one half of any
                      --------
and all filing or other fees required to be paid to the Commission in connection with the Assignment Application or the transactions contemplated by this Agreement, and all sales, documentary, transfer, grantor, or other taxes assessed or levied in connection with the transfer of the assets hereunder. All other expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement shall be paid by the party incurring such expenses.

             (S) 5.8. Brokerage Commission.  Seller and Buyer represent and
                      --------------------
warrant to each other that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any valid claim against any of the parties hereto for a finder's fee, brokerage commission, or other like payment except for the brokerage commission payable to Broadcasting Asset Management Corporation ("BAMC"), which has served as exclusive broker in connection with this transaction. The commission due to BAMC shall be paid by Seller at Closing by cashier's check or confirmed wire transfer.

             (S) 5.9. Survival of Representations and Warranties.  The
                      ------------------------------------------
representations, warranties, covenants, and agreements of the parties shall survive the Closing Date for a period of six (6) months.

             (S) 5.10. Further Assurances.  The parties hereto agree to execute
                       ------------------
and deliver or cause to be executed and delivered at the Closing and at other reasonable times and places such additional instruments as another party hereto may reasonably request for the purpose of carrying out this Agreement and closing the transactions contemplated hereby.

             (S) 5.11. Indemnification.
                       ---------------

                      (a) Seller agrees to defend, indemnify, and hold harmless Buyer from and against any loss, claim, damage, liability, or expense (including reasonable attorneys' fees) (i) incurred or sustained by Buyer on account of any and all liabilities of Seller (except liabilities and obligations arising or accruing after the Closing Date with respect to the Assumed Liabilities); (ii) incurred or sustained by Buyer on account of any misrepresentation or breach of any representation, warranty, or agreement of Seller contained in this Agreement or in any schedule, exhibit, or other document delivered pursuant hereto; or
(iii) incurred or sustained by Buyer on account of any breach of any covenant of Seller contained in this Agreement; provided, however, that Seller shall be
                                    --------  -------
required to indemnify and hold harmless under this Section 5.11(a)(i) and (ii) only to the extent that the aggregate amount of liquidated losses, claims, damages, liabilities, or expenses incurred by Buyer exceeds One Hundred Fifty Thousand Dollars ($150,000); and provided, further, that Seller's obligation to
                                 --------  -------
indemnify Buyer pursuant to this Section 5.11(a) shall not exceed the sum of Ten Million Dollars ($10,000,000) for the total of all claims made pursuant to this
Section 5.11(a), or any other claim, demand, liability, or expense arising under this Agreement. Notwithstanding the foregoing, the requirement that the aggregate amount of liquidated losses, claims, damages, liabilities, or expenses incurred by Buyer exceeds One Hundred Fifty Thousand Dollars ($150,000) before Seller shall have the obligation to indemnify Buyer pursuant to clause 5.1(a)(i) shall not apply with respect to liabilities which have been disclosed by Seller on any schedule delivered by Seller to Buyer herewith and which are not included in the Assumed Liabilities. If any claim is asserted against Buyer for which indemnification may be sought under the provisions of this (S) 5.11(a), Buyer shall promptly notify Seller and Century of such claim and thereafter shall permit Seller and Century at their expense to participate in the negotiation and settlement of any such claim and to join in the defense of any legal action arising therefrom.

                      (b) Buyer agrees to defend, indemnify, and hold harmless Seller from and against any loss, claim, damage, liability, or expense (including reasonable attorneys' fees) (i) incurred or sustained by Seller on account of liabilities and obligations arising or accruing after the Closing Date under the Assumed Liabilities, or (ii) incurred or sustained by Seller on account of any misrepresentation or breach of any representation, warranty, covenant, or agreement of Buyer contained in this Agreement or in any schedule, exhibit, or other document delivered pursuant hereto, provided, however, that Buyer shall be required to indemnify
                 --------  -------
and hold harmless under this Section 5.11(b) only to the extent that the aggregate amount of liquidated losses, claims, damages, liabilities, or expenses incurred by Seller exceeds One Hundred Fifty Thousand Dollars ($150,000); and provided, further, that Buyer's obligation to indemnify Seller pursuant to this
- --------  -------
Section 5.11(b) shall not exceed the sum of Ten Million Dollars ($10,000,000) for the total of all claims made pursuant to this Section 5.11(b), or any other claim, demand, liability, or expense arising under this Agreement. If any claim is asserted against Seller for which indemnification may be sought under the provisions of this (S) 5.11(b), Seller shall promptly notify Buyer and Parent of such claim and thereafter shall permit Buyer and Parent at their expense to participate in the negotiation and settlement of any such claim and to join in the defense of any legal action arising therefrom.

                      (c) Indemnification as Exclusive Remedy.  Subject to the
                          -----------------------------------
provisions of Section 9 herein, and except for remedies that cannot be waived as a matter of law, the indemnifications provided in this Section 5.11 shall be the sole and exclusive post-closing remedy for damages available to any party hereto for any claim hereunder or arising in connection with the transactions contemplated hereby.

             (S) 5.12. Risk of Loss.  The risk of loss, damage, or destruction
                       ------------
to any of the Assets to be transferred to Buyer hereunder shall remain with Seller until the Closing of this Agreement. In the event of any such loss, damage, or destruction, Seller will promptly notify Buyer of all particulars thereof, stating the cause thereof if known and the extent to which the cost of restoration, replacement and repair of the Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. Buyer may choose to and accept the property in its "then" condition, in which event Seller shall assign or cause to be assigned to Buyer all rights under any insurance claims covering the loss, damage or destruction and pay over or cause to be paid over to Buyer any proceeds under any such insurance policies received by Seller with respect thereto or Buyer may elect to have Seller repair or replace such Assets as soon as possible after loss, damage or destruction thereof and Seller shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. In the event Buyer elects to have Seller make the repair or replacement, the Closing Date shall be extended, with FCC consent, if necessary, to permit such repair or replacement.

     In the event the Closing Date is postponed pursuant to this Section 5.12, the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

             (S) 5.13. Consent and Approvals.  Seller shall obtain the consent
                       ---------------------
of the landlord to the assignment of the studio and tower leases at the Hancock Building to Buyer, provided, however, if landlord refuses to consent to an assignment because Buyer or a related entity is in default on its leases to such landlord, Seller shall not be obligated to obtain such consent. Seller shall use its reasonable efforts to obtain or to assist Buyer in obtaining, on or prior to the Closing Date all other third-party consents or approvals required for the assignment by Seller to Buyer of the contracts listed on Schedule 3.7(c) in writing prior to the Closing Date. If Seller shall be unable, on or prior to the Closing Date, to obtain a consent necessary for the assignment of its title to, interest in and rights under any contract to be assigned hereunder, then Seller and Buyer will cooperate in any reasonable arrangement designed to enable Seller to perform its obligations thereunder, and to provide for the assumption by Buyer of the benefits, risks and burdens of, any such contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the future cancellation thereof after the Closing Date by such other party. As and when, after the Closing Date, title to, interest in and rights under any such contract become transferable, the assignment to the Buyer by the Seller of any title to, interest in and rights under any contract shall be deemed effective at the time such consent or approval is effective, without any further action by Buyer or Seller, and all such contracts when assigned shall become Assumed Liabilities hereunder.

             (S) 5.14. Confidentiality.  Buyer and Seller each shall keep
                       ---------------
confidential all information obtained by it with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any confidential schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where and to the extent that such party is advised by counsel that its disclosure is required in accordance with the terms of agreements in effect on the date hereof or the provisions of applicable law and the disclosing party notifies the other party of the persons to whom disclosure is to be made and the information to be disclosed. Neither Buyer nor Seller shall make any public statement or press release with respect to this Agreement or the transactions contemplated hereby except in one or more joint press releases in form and substance acceptable to both Buyer and Seller.

             (S) 5.15. Antitrust Law Compliance.  As promptly as practicable
                       ------------------------
after the date hereof, the ultimate parent of Buyer and of Seller, as applicable, shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the Hart-Scott-Rodino Anti-trust Improvements Act of 1967, as amended (the "Improvements Act"), or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each of Buyer and Seller covenants to cause its ultimate parent, as applicable, to file, as promptly as practicable, such additional information as may be requested and to cooperate and take all steps as may be necessary or proper to obtain an expeditious and favorable disposition of such filings. Each of Buyer and Seller warrants that all such filings by it or its ultimate parent will be, as of the date filed, true and accurate and in accordance with the requirements of the Improvements Act and any such rules and regulations. Buyer shall pay all fees required to be paid by any person to any governmental entity in connection with performing this Section 5.16.

             (S) 5.16.  Disclaimer.  The parties acknowledge that the
                        ----------
Acquisition has been made on a facility or "stick" basis and not on the basis of historic operations or cash flow of the Station. To the extent that Seller supplies Parent or Buyer with financial or other information relating to the Station it is only as an accommodation and Seller does not warrant or represent the accuracy of such information or the future financial performance of the Station.

             (S) 5.17.  Audit of Historical Books and Records by Buyer.  After
                        ----------------------------------------------
the filing of the FCC application for transfer of the Licenses from Seller to Buyer, Buyer may cause its auditors to conduct an audit of the books and accounts of Seller, at the sole cost and expense of Buyer, for the sole purpose of reflecting the historical results of the Station in the consolidated financial information of Evergreen Media Corporation and its consolidated subsidiaries. Seller and Buyer will coordinate the timing of such audit so as to minimize the inconvenience to Seller.

             (S) 5.18.  Capital Leases.  Seller will pay off each of he capital
                        --------------
leases listed on Schedule 5.18 annexed hereto and obtain a quit-claim bill of sale from each such lessor.

             (S) 5.19.  Employee Matters.  Buyer is assuming the obligations of
                        ----------------
Seller to Seller's employees under the employment agreements listed in Schedule 2.1(f). As to all of Seller's other employees ("At-Will Employees"), Buyer will offer probationary employment to all the At-Will Employees as of the Closing Date on an at-will basis. In the event Buyer elects to terminate any such employee within sixty (60) days of the Closing Date, Seller will make severance payments to such employees in accordance with the provisions of Schedule 5.19, and Seller will reimburse Buyer for such amounts pursuant to (S) 2.8.

     (S) 6.  Conditions to the Obligations of Buyer.  The obligations of Buyer
             --------------------------------------
to consummate the transactions herein contemplated are subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Buyer (except the conditions provided in Section 6.1 which must by waived, if at all, by both Buyer and Seller and Section 6.7 which may not be waived):

             (S) 6.1. FCC Approval.  The Commission shall have consented to the
                      ------------
Assignment Application, and such consent shall have become a Final Order; provided, however, that Buyer and Seller may mutually waive the condition that such consent shall have become a Final Order.

             (S) 6.2. Truth of Representations and Warranties.  The
                      ---------------------------------------
representations and warranties of Seller contained in this Agreement and in any schedule, exhibit, or other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate to this effect dated the Closing Date and signed by an officer of Seller.

             (S) 6.3. Performance of Agreements.  Each agreement of Seller to be
                      -------------------------
performed on or before the Closing Date pursuant to the terms hereof or as contemplated herein shall have been duly performed, and Buyer shall have received a certificate to this effect dated the Closing Date and signed by an officer of Seller.

             (S) 6.4. Opinion of Seller's and Century's Counsel.  Seller shall
                      -----------------------------------------
have furnished Buyer with a favorable opinion, dated the Closing Date, of Wiley, Rein & Fielding, counsel for Seller and Century, in form and substance satisfactory to counsel for Buyer, that:

                         (1) Seller is a limited partnership duly organized,
validly existing, and in good standing under the laws of Illinois and is duly qualified to do business in Illinois.

                         (2) Century is a corporation duly organized, validly
existing, and in good standing under the laws of Delaware.

                         (3) The character and location of the properties used
in the operation of the Station and the nature of the business conducted by it do not require Seller to qualify to do business as a foreign corporation in any jurisdiction other than Illinois. In expressing this opinion, counsel may rely on a certificate of an officer of Seller describing the properties and business of the Station.

                         (4) The execution and delivery of this Agreement and
the performance of the transactions contemplated hereby have been duly authorized by all necessary action of Seller and of Century, and this Agreement constitutes a legal, valid, and binding obligation of Seller and of Century.

                         (5) The instruments of conveyance, assignment, and
transfer delivered by Seller pursuant to this Agreement constitute legal, valid, and binding obligations of Seller and are effective to vest in Buyer all of the right, title, and interest of Seller in and to the properties, assets, and franchises to which they relate.

             (S) 6.5. Delivery of Documents.  Seller shall have delivered to
                      ---------------------
Buyer on or before the Closing Date all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 8.1 hereinbelow.

             (S) 6.6. No Restraint or Litigation.  Any applicable waiting period
                      --------------------------
under the Improvements Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits the closing of the transactions contemplated hereby.

             (S) 6.7  FCC Licenses.  The FCC shall have granted the application
                      ------------
filed by Seller for renewal of the licenses to operate the Station and renewed the licenses to operate the Station for a term expiring no earlier than midnight December 1, 2003 without any condition materially adverse to the Station. An EEO reporting condition shall not be a materially adverse condition relating to the Station.

             (S) 7. Conditions to the Obligations of Seller.  The obligations of
                    ---------------------------------------
Seller to consummate the transactions herein contemplated are subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Seller (except the conditions provided in Section 7.1 and Section 7.6, which may not be waived):

             (S) 7.1. FCC Approval.  The Commission shall have consented to the
                      ------------
Assignment Application.

             (S) 7.2. Truth of Representations and Warranties.  The
                      ---------------------------------------
representations and warranties of Buyer contained in this Agreement and in any schedule, exhibit, or other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Seller shall have received a certificate to this effect dated the Closing Date and signed by an officer of Buyer.

             (S) 7.3. Performance of Agreements.  Each agreement of Buyer to be
                       -------------------------
performed on or before the Closing Date pursuant to the terms hereof or as contemplated herein shall have been duly performed, and Seller shall have received a certificate to this effect dated the Closing Date and signed by an officer of Buyer.

             (S) 7.4. Opinion of Buyer's and Parent's Counsel.  Buyer and Parent
                      ---------------------------------------
shall have furnished Seller with a favorable opinion, dated the Closing Date, of Latham & Watkins, counsel for Buyer and Parent, in form and substance satisfactory to counsel for Seller that:

                         (1) Each of Buyer and Parent is a corporation duly
organized, validly existing, and in good standing under the laws of Illinois, and Buyer is duly qualified to do business in Illinois.

                         (2) The execution and delivery of this Agreement and
the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and of Parent, and this Agreement constitutes a legal, valid, and binding obligation of Buyer and of Parent.

             (S) 7.5. Delivery of Documents.  Buyer shall have delivered to
                      ---------------------
Seller on or before the Closing Date all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 8.2 hereinbelow.

             (S) 7.6. No Restraint or Litigation.  Any applicable waiting period
                      --------------------------
under the Improvements Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits the closing of the transactions contemplated hereby.

     (S) 8.  The Closing.  The Closing of this Agreement and the deliveries
             -----------
hereunder shall take place at 10:00 a.m. on the Closing Date at the offices of the Station at Wiley, Rein & Fielding, 1776 K Street, N.W., Washington, D.C. or at such other place as the parties may mutually agree.

             (S) 8.1. Deliveries by Seller and Century.  At the Closing, Seller
                      --------------------------------
and/or Century, as the case may be, shall execute and deliver to Buyer:

                      (a) Bills of sale and assignments in form satisfactory to Buyer, dated the Closing Date, executed by Seller, conveying to Buyer all of Seller's right, title, and interest in and to all the Assets other than the FCC Licenses, contracts and leases;

                      (b) An assignment in form satisfactory to Buyer, dated the Closing Date, executed by Seller, conveying to Buyer all of Seller's right, title, and interest in and to the FCC Licenses;

                      (c) Assignments to Buyer of all contracts and leases described in Sections 2.1(d) and 2.1(e);

                      (d) Certificate(s), dated as of the Closing Date, signed by the general partner of Seller and an officer of Century certifying, pursuant to Section 6.2 of this Agreement, that the representations and warranties of Seller and of Century set forth in this Agreement and in the other instruments delivered by Seller to Buyer in connection with this Agreement are true and correct in all material respects as of the Closing Date;

                      (e) A certificate, dated as of the Closing Date, signed by the general partner of Seller certifying, pursuant to Section 6.3 of this Agreement, that each agreement to be performed by Seller has been duly performed;

                      (f) The files and records referred to in Section 2.1(c) of this Agreement;

                      (g) An Opinion of Seller's Counsel in accordance with
Section 6.5 hereof;

                      (h) A certificate as to the Accounts Receivable Factor;
and

                      (i) Such other documents as may reasonably be requested by Buyer's counsel.

             (S) 8.2. Deliveries by Buyer and Parent.  At the Closing, Buyer
                      ------------------------------
and/or Parent, as the case may be, shall execute and deliver to Seller:

                      (a) Certificate(s), dated as of the Closing Date, signed by an officer of Buyer and an officer of Parent, certifying, pursuant to Section
7.2 of this Agreement, that the representations and warranties of Buyer and of Parent set forth in this Agreement and in the other instruments delivered by Buyer to Seller in connection with this Agreement are true and correct as of the Closing Date;

                      (b) A certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying, pursuant to Section 7.3 of this Agreement, that each agreement to be performed by Buyer has been duly performed;

                      (c) The Aggregate Purchase Price specified in Section 2.3 of this Agreement;

                      (d) An Assumption of Liabilities instrument in form and substance satisfactory to Seller pursuant to which Buyer shall assume the Assumed Liabilities;

                      (e) An Opinion of Buyer's Counsel in accordance with
Section 7.4 hereof; and

                      (f) Such other documents as may reasonably be requested by Seller's counsel.

     (S) 9.  Specific Performance.  Seller agrees that the Assets include unique
             --------------------
property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, notwithstanding the provisions of Section 5.11, Buyer shall have the right to enforce specifically Seller's performance under this Agreement, and Seller agrees to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. This right of specific performance shall be in addition to, and not in lieu of, any other remedies that Buyer may elect to pursue.

     (S) 10. Guarantees of Parent and Century.
             --------------------------------

             (S) 10.1. Parent's Guarantee.  Parent hereby unconditionally
                       ------------------
guarantees to Seller the full and timely performance of all the obligations and agreements of Buyer pursuant hereto. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses incurred or otherwise recoverable by Seller as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the non-performance of this guarantee. Seller may proceed against Parent for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without proceeding first against Buyer. Parent further agrees that, if any payment made by Buyer is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid by Seller to Buyer, its estate, trustee, receiver or any other party, including, without limitation, Parent, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, Parent's liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. Parent further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor. Parent hereby waives any requirements of diligence or promptness of the part of Seller, and any and all suretyship defenses and notice requirements. Parent hereby assumes responsibility for keeping itself informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonperformance of Buyer's obligations and agreements hereunder and agrees that Seller shall not have any duty to advise Parent of information known to Seller regarding such condition or any such circumstances.

             (S) 10.2. Century's Guarantee.  Century hereby unconditionally
                       -------------------
guarantees to Buyer the full and timely performance of all the obligations and agreements of Seller pursuant hereto. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses incurred or otherwise recoverable by Buyer as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the non-performance of this guarantee. Buyer may proceed against Century for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without proceeding first against Seller. Century further agrees that, if any payment made by Seller is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid by Buyer to Seller, its estate, trustee, receiver or any other party, including, without limitation, Century, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, Century's liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. Century further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor. Century hereby waives any requirements of diligence or promptness of the part of Buyer, and any and all suretyship defenses and notice requirements. Century hereby assumes responsibility for keeping itself informed of the financial condition of Seller and of all other circumstances bearing upon the risk of nonperformance of Seller's obligations and agreements hereunder and agrees that Buyer shall not have any duty to advise Century of information known to Buyer regarding such condition or any such circumstances.

     (S) 11. Notice of Breach; Cure Period; Termination Due to Breach.
             --------------------------------------------------------
Notwithstanding any other provision contained herein to the contrary:

                      (a) In the event of a breach or alleged breach of any representation, warranty or covenant hereunder by either party hereto (the "Offending Party"), the party asserting the breach shall notify the Offending Party in writing of the alleged breach, including the facts and circumstances thereof to the extent known. The Offending Party shall have thirty (30) days from receipt of such notice in which to cure the alleged breach; provided, however, that said cure period shall not extend beyond the Final Closing Date hereunder; and

                      (b) In the event of a material breach of a representation, warranty or covenant hereunder which may reasonably be expected to prevent a timely Closing hereunder and which is not cured by the earlier of (i) the expiration of the aforementioned 30-day cure period or (ii) the Final Closing Date, the party asserting the breach may, by written notice to the Offending Party, terminate this Agreement. Such termination shall be without prejudice to the terminating party's rights to pursue its damages as a result of such breach.

                      (c) Time is of the essence of this Agreement.

     (S) 12. Notices.  Any notice or other communication required or permitted
             -------
hereunder shall be deemed to have been sufficiently given when delivered personally, by telecopier, telex, telegram, or by such other method (including air courier) which provides for a signed receipt upon delivery, or if sent by United States mail, three business days after being mailed by registered or certified mail, addressed as follows:

                      (a)  If to Seller or Century, addressed to:

                           George A. Collias, President
                           Century Broadcasting Corporation
                           875 N. Michigan Avenue
                           Chicago, Illinois  60611
                           [Fax number (312) 337-5570]

                           With a copy to:

                           Stuart F. Carwile, Esq.
                           Wiley, Rein & Fielding
                           1776 K Street, N.W.
                           Washington, D.C.  20006
                           [Fax number 202-429-7207]

                      (b)  If to Buyer or Parent, addressed to:

                           Scott K. Ginsburg, President
                           Evergreen Media Corporation of San
                             Francisco
                           433 E. Las Colinas
                           Suite 1140
                           Irving, Texas 75039
                           [Fax number (214) 869-3671]

                           With a copy to:

                           Eric L. Bernthal, Esq.
                           Latham & Watkins
                           1001 Pennsylvania Avenue, N.W.
                           Suite 1300
                           Washington, DC  20004
                           [Fax number (202) 637-2201]

or to such other address or person as may be specified by either party in a written notice to the other party.

     (S) 13. Parties in Interest.  This Agreement and the rights of the parties
             -------------------
hereunder may not be assigned (except
by operation of law and except by Buyer to an entity under common control with Buyer, provided that Parent shall in no event be released from its obligations hereunder) and shall be binding upon and shall inure to the benefit of the parties hereto and their successors.

     (S) 14. Entire Agreement.  The schedules and exhibits hereto are an
             ----------------
integral part of this Agreement. All understandings and agreements between the parties are merged into this Agreement which fully and completely expresses their agreement and supersedes any prior agreement or understanding relating to the subject matter. Neither Parent nor Buyer are relying upon any oral representations or warranties with respect to the Station made by any person or entity.

     (S) 15. Governing Law.  This Agreement and the agreements contemplated
             -------------
hereby shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to its principles of conflicts of law.

     (S) 16. Counterparts.  This Agreement may be executed in several
             ------------
counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

     (S) 17. Descriptive Headings.  The descriptive headings of the several
             --------------------
sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers, all as of the day and year first above written.
                              SELLER:

                              CENTURY CHICAGO
                              BROADCASTING L.P.

                              By:  Century Broadcasting
                                    Corporation, its general
                                    partner
ATTEST:

By:_____________________      By:____________________________

Title:__________________      Title:_________________________

                              CENTURY:

                              CENTURY BROADCASTING
                              CORPORATION
ATTEST:


By:_____________________      By:____________________________

Title:__________________      Title:_________________________

                              BUYER:

                              EVERGREEN MEDIA CORPORATION OF
                              CHICAGO
ATTEST:


By:______________________     By:____________________________

Title:___________________     Title:_________________________


                              PARENT:

                              EVERGREEN MEDIA CORPORATION OF
                              LOS ANGELES
ATTEST:


By:______________________     By:____________________________

Title:___________________     Title:_________________________